Supplement to the
                Investment Advisory and Administration Agreement
                                    between
                              Heritage Cash Trust
                                      and
                        Heritage Asset Management, Inc.

     This Agreement supplements the Agreement between the Heritage Cash Trust ("Trust") and Heritage Asset Management, Inc. ("Manager") dated November 22, 1985 ("Agreement").

     Pursuant to Paragraph 7 of the Agreement, the Trust shall pay the following fees to the Manager for rendering investment management services. These fees shall be computed daily and paid monthly at the following annual rates as percentages of the Trust's average daily net assets:

AVERAGE DAILY NET ASSETS         ADVISORY FEES AS OF % AVERAGE DAILY NET ASSETS
-----------------------          ----------------------------------------------
First $500 million....................................  0.500%
Second $500 million...................................  0.475%
Third $500 million....................................  0.450%
Fourth $500 million...................................  0.425%
Fifth $500 million....................................  0.400%
$2 billion to $5 billion..............................  0.375%
$5 billion to $7.5 billion............................  0.360%
$7.5 to 10 billion....................................  0.350%
Over $10 billion......................................  0.340%


Attest: /s/ Melissa L. Meisner             Heritage Cash Trust
------------------------------------

Name: Melissa L. Meisner                   By: /s/ K.C. Clark
                                               ----------------
Title:  Administrative Supervisor          Title:  Principal Executive Officer




Attest: /s/ Melissa L. Meisner             Heritage Asset Management, Inc.
        -------------------------

Name: Melissa L. Meisner                   By: /s/ Andrea N. Mullins
                                               ------------------------
Title  : Administrative Supervisor         Title: Treasurer

Supplement Dated October 28, 2004 to the Agreement dated November 22, 1985.